Exhibit 99.3
                                 ------------

FINANCIAL STATEMENTS

Financial Guaranty Insurance Company

December 31, 2003
with Report of Independent Auditors

                     Financial Guaranty Insurance Company

                             Financial Statements


                               December 31, 2003




                                   Contents

Report of Independent Auditors.............................................    1

Balance Sheets.............................................................    2
Statements of Income.......................................................    3
Statements of Stockholder's Equity.........................................    4
Statements of Cash Flows...................................................    5
Notes to Financial Statements..............................................    6

                        Report of Independent Auditors

The Board of Directors and Stockholder
Financial Guaranty Insurance Company

We have audited the accompanying balance sheet of Financial Guaranty Insurance Company (the "Company") as of December 31, 2003, and the related statements of income, stockholder's equity and cash flows for the periods from December 18, 2003 through December 31, 2003, and from January 1, 2003 through December 17, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company for the years ended December 31, 2002 and 2001 were audited by other auditors whose report dated February 14, 2003 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Financial Guaranty Insurance Company as of December 31, 2003, and the results of its operations and its cash flows for the periods from December 18, 2003 through December 31, 2003 and from January 1, 2003 through December 17, 2003 in conformity with accounting principles generally accepted in the United States.

                                   /s/ Ernst & Young LLP

New York, New York
February 20, 2004

                     Financial Guaranty Insurance Company

                                Balance Sheets

               (Dollars in thousands, except per share amounts)


                                                                                              Successor          Predecessor
                                                                                          ------------------- -------------------
                                                                                                       December 31
                                                                                                 2003                2002
                                                                                          ---------------------------------------
Assets
Fixed maturity securities, at fair value (amortized cost of
   $2,688,459 in 2003 and $2,744,614 in 2002)                                                $    2,691,922      $   2,825,472
Short-term investments, at cost, which approximates fair value                                       14,377             43,144
                                                                                          ---------------------------------------
Total investments                                                                                 2,706,299          2,868,616

Cash                                                                                                 78,645              7,260
Accrued investment income                                                                            32,803             33,077
Receivable for securities sold                                                                          170                991
Reinsurance recoverable                                                                               8,065              8,371
Other reinsurance receivable                                                                          5,295                  -
Prepaid reinsurance premiums                                                                        123,768            129,958
Deferred policy acquisition costs                                                                     2,921             71,350
Receivable from related party                                                                         9,759                  -
Property and equipment, net of accumulated depreciation
   of $8,266 in 2002)                                                                                     -                375
Prepaid expenses and other assets                                                                     6,058              7,799
Federal income taxes receivable                                                                         126                  -
                                                                                          ---------------------------------------
Total assets                                                                                 $    2,973,909      $   3,127,797
                                                                                          =======================================
Liabilities and stockholder's equity
Liabilities:
   Unearned premiums                                                                         $      918,882      $     683,532
   Loss and loss adjustment expenses                                                                 40,467             47,868
   Ceded reinsurance balances payable                                                                   114              2,239
   Accounts payable and accrued expenses                                                             19,238             11,858
   Obligations under capital lease                                                                    6,982
   Payable for securities purchased                                                                       -              5,333
   Current federal income taxes payable                                                                   -             97,477
   Deferred federal income tax liability                                                             18,862             90,595
                                                                                          ---------------------------------------
Total liabilities                                                                                 1,004,545            938,902

Stockholder's equity:
   Common stock, par value $1,500 per share; 10,000 shares
      authorized, issued and outstanding                                                             15,000             15,000
   Additional paid-in capital                                                                     1,857,772            383,511
   Accumulated other comprehensive income, net of tax                                                 2,059             49,499
   Retained earnings                                                                                 94,533          1,740,885
                                                                                          ---------------------------------------
Total stockholder's equity                                                                        1,969,364          2,188,895
                                                                                          ---------------------------------------
Total liabilities and stockholder's equity                                                   $    2,973,909      $   3,127,797
                                                                                          =======================================

     See accompanying notes to financial statements.

                     Financial Guaranty Insurance Company

                             Statements of Income

                            (Dollars in thousands)


                                                   Successor                                  Predecessor
                                               ------------------- -------------------------------------------------------------
                                                  Period from          Period from
                                                    December             January
                                                    18, 2003             1, 2003
                                                     through              through                 Year ended December 31
                                                    December             December       ----------------------------------------
                                                    31, 2003             17, 2003               2002                2001
                                               ---------------------------------------------------------------------------------
Revenues:
   Gross premiums written                          $   12,213          $    248,112       $    232,579          $   154,672
   Reassumed ceded premiums                             6,300                14,300              2,600                3,200
   Ceded premiums written                                 (39)              (14,852)           (29,202)             (21,965)
                                               ---------------------------------------------------------------------------------
   Net premiums written                                18,743               247,560            205,977              135,862

   Increase in net unearned premiums                   (9,892)             (105,811)           (71,080)             (33,380)
                                               ---------------------------------------------------------------------------------
Net premiums earned                                     8,582               141,749            134,897              102,482

Net investment income                                   4,269               112,619            119,595              124,992
Net realized gains                                          -                31,506             68,546               77,043
Other income                                               44                   580              5,309                1,896
                                               ---------------------------------------------------------------------------------
Total revenues                                         12,895               286,454            328,347              306,413

Expenses:
   Loss and loss adjustments expenses                     236                (6,757)               501                1,752
   Underwriting expenses                                7,622                55,780             34,092               27,097
   Policy acquisition costs deferred                   (2,931)              (23,641)           (14,911)             (11,742)
   Amortization of deferred policy
      acquisition costs                                    10                15,563             15,261                8,472
                                               ---------------------------------------------------------------------------------
Total expenses                                          4,937                40,944             34,943               25,579

Income before income taxes                              7,958               245,509            293,404              280,834

Income tax expense (benefit):
   Current                                              1,191                55,722             87,203               63,011
   Deferred                                               573                (1,612)           (11,385)               2,555
                                               ---------------------------------------------------------------------------------
Income tax expense                                      1,764                54,160             75,818               65,566
                                               ---------------------------------------------------------------------------------

Income before extraordinary item                        6,194               191,349            217,586              215,268
Extraordinary gain                                     13,852                     -                  -                    -
                                               ---------------------------------------------------------------------------------
Net income                                         $   20,046          $    191,349        $   217,586          $   215,268
                                               =================================================================================



     See accompanying notes to financial statements.

                     Financial Guaranty Insurance Company

                      Statements of Stockholder's Equity

                            (Dollars in thousands)


                                                                                                                 Accumulated
                                                                                                                    Other
                                                                                        Additional              Comprehensive
                                                                Common                   Paid-in                Income (Loss),
                                                                Stock                    Capital                  Net of Tax
                                                       -----------------------------------------------------------------------------
Predecessor
Balance at January 1, 2001                                           15,000          $        383,511          $         23,120
   Net income                                                             -                         -                         -
   Other comprehensive loss:
      Change in fixed maturity securities
      available-for-sale                                                  -                         -                   (36,940)
      Change in foreign currency translation adjustment                   -                         -                    (1,112)
Total comprehensive income                                                -                         -                         -
Dividend declared                                                         -                         -                         -
                                                       -----------------------------------------------------------------------------
Balance at December 31, 2001                                         15,000                   383,511                   (14,932)
   Net income                                                             -                         -                         -
   Other comprehensive income (loss):
      Change in fixed maturity securities
      available-for-sale                                                  -                         -                    67,113
      Change in foreign currency translation adjustment                   -                         -                    (2,682)
Total comprehensive income                                                -                         -                         -
Dividend declared                                                         -                         -                         -
                                                       -----------------------------------------------------------------------------
Balance at December 31, 2002                                         15,000                   383,511                    49,499
   Net income                                                             -                         -                         -
   Other comprehensive income (loss):
      Change in fixed maturity securities
      available-for-sale                                                  -                         -                      (424)
      Change in foreign currency translation adjustment                   -                         -                     4,267
Total comprehensive income                                                -                         -                         -
Dividend declared                                                         -                         -                         -
                                                       -----------------------------------------------------------------------------
Balance at December 17, 2003                                         15,000                   383,511                    53,342

Successor
   Purchase accounting adjustments                                        -                 1,474,261                   (53,342)
   Net income                                                             -                         -                         -
   Other comprehensive income:
      Change in fixed maturity securities available
      for sale                                                            -                         -                     2,059
Total comprehensive income                                                -                         -                         -
                                                       -----------------------------------------------------------------------------
Balance at December 31, 2003                               $         15,000          $      1,857,772          $          2,059
                                                       =============================================================================


                                                               Retained                   Total
                                                               Earnings
                                                       -----------------------------------------------------------------------------
Predecessor
Balance at January 1, 2001                                 $      1,608,031          $      2,029,662
   Net income                                                       215,268                   215,268
   Other comprehensive loss:
      Change in fixed maturity securities
      available-for-sale                                                  -                   (36,940)
      Change in foreign currency translation adjustment                   -                    (1,112)
                                                                                 -------------------------
Total comprehensive income                                                -                   177,216
Dividend declared                                                  (200,000)                 (200,000)
                                                       ---------------------------------------------------
Balance at December 31, 2001                                      1,623,299                 2,006,878
   Net income                                                       217,586                   217,586
   Other comprehensive income (loss):
      Change in fixed maturity securities
      available-for-sale                                                  -                    67,113
      Change in foreign currency translation adjustment                   -                    (2,682)
                                                                                 -------------------------
Total comprehensive income                                                -                   282,017
Dividend declared                                                  (100,000)                 (100,000)
                                                       ---------------------------------------------------
Balance at December 31, 2002                                      1,740,885                 2,188,895
   Net income                                                       191,349                   191,349
   Other comprehensive income (loss):
      Change in fixed maturity securities
      available-for-sale                                                  -                      (424)
      Change in foreign currency translation adjustment                   -                     4,267
                                                                                 -------------------------
Total comprehensive income                                                -                   195,192
Dividend declared                                                  (284,300)                 (284,300)
                                                       ---------------------------------------------------
Balance at December 17, 2003                                      1,647,934                 2,099,787

Successor
   Purchase accounting adjustments                               (1,573,447)                 (152,528)
   Net income                                                        20,046                    20,046
   Other comprehensive income:
      Change in fixed maturity securities available
      for sale                                                            -                     2,059
Total comprehensive income                                                -                    22,105
                                                       ---------------------------------------------------
Balance at December 31, 2003                               $         94,533          $      1,969,364
                                                       ===================================================


     See accompanying notes to financial statements.

                     Financial Guaranty Insurance Company

                           Statements of Cash Flows

                            (Dollars in thousands)

                                                                 Successor                          Predecessor
                                                             ------------------- --------------------------------------------------
                                                                Period from          Period from
                                                                  December             January
                                                                  18, 2003             1, 2003
                                                                   through              through         Year ended December 31
                                                                  December             December     -------------------------------
                                                                  31, 2003             17, 2003             2002         2001
                                                             ----------------------------------------------------------------------
Operating activities
Net income                                                      $  20,046            $ 191,349        $ 217,586       $ 215,268
Adjustments to reconcile net income to net cash
   provided by operating activities:
      Extraordinary gain                                          (13,852)                   -                -               -
      Amortization of deferred policy acquisition costs                10               15,563           15,261           8,472
      Policy acquisition costs deferred                            (2,931)             (23,641)         (14,911)        (11,742)
      Net realized gains on investments                                 -              (31,506)         (68,546)        (77,043)
      Change in unearned premiums                                   2,460               86,250           70,741          31,406
      Change in loss and loss adjustment expenses                     210               (7,644)            (987)          2,148
      Depreciation of property and equipment                                                                 53             198
      Change in reinsurance recoverable                              (104)                 410            1,269            (684)
      Change in prepaid reinsurance premiums                        7,432               19,725              340           1,973
      Other reinsurance receivable                                 (5,295)                   -                -               -
      Change in federal income taxes receivable                      (172)              (2,407)               -               -
      Change in receivable from affiliate                             (76)              (9,811)               -               -
      Change in accrued investment income, and payable,
        prepaid expenses and other assets                          (5,039)               6,292            2,769           5,949
      Change in ceded reinsurance balances and
        accounts payable and accrued expenses                       6,485                1,804                            4,014
      Deferred federal income tax liability                           573               (1,612)         (11,385)          2,555
      Amortization of fixed maturity securities                       693               21,129           12,081           5,320
      Change in current federal income taxes payable                    -              (97,477)           9,748          10,637
                                                             ----------------------------------------------------------------------
Net cash provided by operating activities                          10,440              168,446          228,152         198,471
                                                             ----------------------------------------------------------------------

Investing activities
Sales and maturities of fixed maturity securities                   1,780            1,023,378        2,155,864       2,106,761
Purchases of fixed maturity securities                                  -             (877,340)      (2,478,839)     (1,989,270)
Purchases, sales, and maturities of short-term                    (12,736)              41,504          212,127        (131,339)
   investments, net
Receivable for securities sold                                        538                  283             (991)              -
Payable for securities purchased                                        -               (5,333)          (9,334)         14,667
                                                             ----------------------------------------------------------------------
Net cash (used in) provided by investing activities               (10,418)             187,217         (121,173)            819
                                                             ----------------------------------------------------------------------

Financing activities
Dividends paid                                                          -             (284,300)        (100,000)       (200,000)
                                                             ----------------------------------------------------------------------
Net cash used in financing activities                                   -             (284,300)        (100,000)       (200,000)
                                                             ----------------------------------------------------------------------

Net increase (decrease) in cash                                        22               71,363            6,979            (710)
Cash at beginning of year                                          78,623                7,260              281             991
                                                             ----------------------------------------------------------------------
Cash at end of year                                             $  78,645            $  78,623        $   7,260       $     281
                                                             ======================================================================

     See accompanying notes to financial statements.
1. Business and Organization

Financial Guaranty Insurance Company (the "Company") is an wholly-owned subsidiary of FGIC Corporation (the "Parent"). The Parent was a wholly-owned subsidiary of General Electric Capital Corporation ("GE Capital"). The Company provides financial guaranty insurance for public finance and structured finance obligations. The Company began insuring public finance obligations in 1984 and structured finance obligations in 1988. The Company's financial strength is rated "Aaa" by Moody's Investors Service, Inc. ("Moody's"), "AAA" by Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), and "AAA" by Fitch Ratings, Inc. ("Fitch"). The Company is licensed to engage in financial guaranty insurance in all 50 states, the District of Columbia, the Commonwealth of Puerto Rico and, through a branch, in the United Kingdom.

On December 18, 2003, an investor group consisting of The PMI Group, Inc. ("PMI"), affiliates of the Blackstone Group L.P. ("Blackstone"), affiliates of the Cypress Group L.L.C. ("Cypress") and affiliates of CIVC Partners L.P. ("CIVC"), collectively the "Investor Group", completed the acquisition (the "Transaction") of FGIC Corporation from a subsidiary of GE Capital in a transaction valued at approximately $2,200,000. At the closing of the Transaction, the Investor Group, acting through an affiliate, paid GE Capital a cash purchase price of approximately $1,600,000, which was funded by equity investments by the Investor Group and borrowings of approximately $227,300 under a bridge loan facility within an affiliate of Bank of America Corporation. The bridge loan originally was to mature on December 16, 2004; however, the bridge loan was repaid with the proceeds of the Senior Notes issued on January 12, 2004 (see Note 15). In addition, FGIC Corporation paid GE Capital approximately $284,300 in pre-closing dividends and GE Capital retained 2,346 shares of Convertible Preferred Stock (the "Senior Preferred Shares") with an aggregate liquidation preference of $234,600 and approximately 5% of FGIC Corporation's common stock. PMI is the largest stockholder of FGIC Corporation, owning approximately 42% of its common stock at December 31, 2003. Blackstone, Cypress and CIVC own approximately 23%, 23% and 7% of FGIC Corporation's common stock, respectively, at December 31, 2003.

2. Basis of Presentation

The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

The accompanying financial statements have been prepared on the basis of GAAP, which differs in certain respects from the accounting practices prescribed or permitted by the New York Department of Insurance (the "Department") (see Note
4).

3. Summary of Significant Accounting Policies

The Company's significant accounting policies are as follows:

a. Investments

The Company classifies all of its fixed maturity securities as available-for-sale, which is recorded on the trade date at fair value. Unrealized gains and losses are recorded as a separate component of accumulated other comprehensive income, net of applicable income taxes. Short-term investments are carried at cost, which approximates fair value.

Bond discounts and premiums are amortized over the remaining term of the securities. Realized gains or losses on the sale of investments are determined based on the specific identification method.

Securities which have been determined to be other-than-temporarily impaired are reduced to realizable value, establishing a new cost basis, with a charge to realized loss at such date.

b. Premium Revenue Recognition

Premiums are received either up-front or over time on an installment basis. The premium collection method is determined at the time the policy is issued. Up-front premiums are paid in full at the inception of the policy and are earned over the period of risk based on total exposure outstanding at any point in time. Installment premiums are collected periodically and premiums are reflected in income pro rata over the period covered by the premium payment. Unearned premiums represent the portion of premiums received that is applicable to future periods on policies in force. When an obligation insured by the Company has been refunded prior to the end of the expected policy coverage period, any remaining unearned premium is recognized at that time. A refunding occurs when an insured obligation is repaid or fully defeased prior to stated maturing. Ceded premiums are earned in a manner consistent with the underlying policies.

c. Policy Acquisition Costs

Policy acquisition costs include only those expenses that relate directly to premium production. Such costs include compensation of employees involved in marketing, underwriting and policy issuance functions, rating agency fees, state premium taxes and certain other expenses. In determining policy acquisition costs, the Company must estimate and allocate the percentage of its costs and expenses that are attributable to premium production, rather than to other activities. Policy acquisition costs, net of ceding commission income on premiums ceded to reinsurers, are deferred and amortized over the period in which the related premiums are earned. Anticipated loss and loss adjustment expenses and maintenance costs and net investment income are considered in determining the recoverability of acquisition costs.

d. Loss and Loss Adjustment Expenses

Provision for loss and loss adjustment expenses includes principal and interest and other payments due under insured risks at the balance sheet date for which, in management's judgment, the likelihood of future loss is probable and for which the expected losses can be reasonably estimated. Case reserves are established for the net present value of estimated losses on particular insured obligations. These reserves represent an estimate of the present value of the anticipated shortfall, net of reinsurance, between (1) payments on insured obligations plus anticipated loss adjustment expenses and (2) anticipated cash flow from, and proceeds to be received on, sales of any collateral supporting the obligation and/or other anticipated recoveries. As of December 31, 2003 and 2002, discounted case-basis loss and loss adjustment expense reserves were $18,900 and $21,500, respectively. Loss and loss adjustment expenses included amounts discounted at an approximate interest rate of 4.4% in 2003 and 3.4% in 2002. The amount of the discount at December 31, 2003 and 2002 was $3,400 and $4,000, respectively. The discount rate used is based upon the risk-free rate for the average maturity of the applicable bond sector.

In addition to case reserves, the Company establishes reserves to cover those impaired credits on its credit watch list. These reserves are designed to recognize the potential for claims on credits that have migrated to an impaired level where there is an increased probability of default, but that are not presently or imminently in payment default. The methodology for establishing and calculating the watch list reserve relies on a categorization and assessment of the probability of default, and loss severity given default, of the impaired credits on the list. The reserve applies to the group of credits at various stages of impairment, not each individual credit, as is the situation in a case basis reserve. The watch list reserve is adjusted as necessary to reflect changes in the loss expectation inherent in the group of impaired credits. As of December 31, 2003, such reserves were $21,600. Prior to the Transaction, the Company established similar reserves based upon an evaluation of the insured portfolio in light of current economic conditions and other relevant factors. As of December 31, 2002, such reserves were $26,400.

The reserve for loss and loss adjustment expenses is based upon estimates and, in management's opinion, the reserves for loss and loss adjustment expenses are adequate. However, actual results will likely differ from those estimates.

e. Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These temporary differences relate principally to unrealized gains and losses on available-for-sale fixed maturity securities, premium revenue recognition, deferred acquisition costs, discount on loss and loss adjustment reserves and certain loss reserves, alternative minimum tax (AMT) credit carry forwards and profit commission. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Financial guaranty insurance companies are permitted to deduct from taxable income, subject to certain limitations, amounts added to statutory contingency reserves (see Note 4). The amounts deducted must be included in taxable income upon their release from the reserves. The amounts deducted are allowed as deductions from taxable income only to the extent that U.S. Government non-interest bearing tax and loss bonds are purchased and held in an amount equal to the tax benefit attributable to such deductions.

f. Property and Equipment

Property and equipment consists of office furniture, fixtures, computer equipment and software and leasehold improvements, which are reported at, cost less accumulated depreciation. Office furniture and fixtures are depreciated straight-line over five years. Leasehold improvements are amortized over their estimated service life or over the life of the lease, whichever is shorter. Computer equipment and software are depreciated over three years. Maintenance and repairs are charged to expense as incurred.

g. Goodwill

Effective January 1, 2002, the FGIC Corporation adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). Under SFAS No. 142, goodwill is no longer amortized but rather is tested for impairment at least annually.

In accounting for the acquisition of FGIC Corporation by the Investor Group in 2003, the Company has applied purchase accounting as prescribed by Statement of Financial accounting Standards No. 141 Business Combinations ("SFAS 141") and Securities and Exchange Commission Staff Accounting Bulletin 54. Under this accounting method, the purchase price has been pushed down into the accompanying financial statements, with the difference between the purchase price and the sum of the fair value of tangible and identifiable intangible assets acquired less liabilities assumed resulting in negative goodwill of $27,300 at December 18, 2003. In accordance with SFAS 141 the Company reduced the value assigned to non-financial assets, the remaining negative goodwill of $13,852 was recorded as an extraordinary gain in the consolidated statement of income. In 1989, when FGIC Corporation was acquired by GE Capital, FGIC Corporation did not push down the purchase price and related goodwill to the Company.

As a result of the purchase accounting effective on December 18, 2003, the basis of the assets and liabilities has changed, which necessitates the presentation of Predecessor Company and the Successor Company columns in the Consolidated Balance Sheet, Statements of Income, Shareholders' Equity and Cash Flows.

h. Foreign Currency Translation

The Company has an established foreign branch in the United Kingdom and exposure in France and determined that the functional currencies of these branches are their local currencies. Accordingly, the assets and liabilities of these foreign branches are translated into U.S. dollars at the rates of exchange existing at December 31, 2003 and 2002 and revenues and expenses are translated at average monthly exchange rates. The cumulative translation gain
(loss) at December 31, 2003 and 2002 was $0 and $(2,729), respectively, net of tax expense (benefit) of $0 and $(1,470), respectively, and is reported as a separate component of accumulated other comprehensive income in the statement of stockholders' equity.

i. New Accounting Pronouncements

In January 2003, the FASB issued Financial Interpretation Number 46, Consolidation of Variable Interest Entities ("FIN 46"), which the Company adopted on July 1, 2003. FIN 46's consolidation criteria are based upon analysis of risks and rewards, not control, and represent a significant and complex modification of previous accounting principles. FIN 46 represents an accounting change not a change in the underlying economics associated with the transactions, which may be affected by the Interpretation. FIN 46 clarifies the consolidation criteria for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 requires variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risk among parties involved. Variable interest entities that effectively disperse risks will not be consolidated. FIN 46 requires disclosures for entities that have either a primary or significant variable interest in a variable interest entity.

As a part of its structured finance business, the Company insures debt obligations or certificates issued by special purposes entities. At December 31, 2003, the Company had $1,021,000 of gross principal outstanding related to insurance contracts issued to commercial paper conduits--variable interest entities under FIN 46--which the Company does not believe requires consolidation but which requires disclosure. With respect to the remainder of the municipal finance and structured finance transactions insured, the Company has evaluated the transactions, and does not believe any such transactions require consolidation or disclosure under FIN 46.

4. Statutory Accounting Practices

The financial statements are prepared on the basis of GAAP, which differs in certain respects from accounting practices prescribed or permitted by the Department. The National Association of Insurance Commissioners ("NAIC") approved the codification project ("Codification") effective January 1, 2001 and the Department adopted certain but not all provisions of Codification.

The following are the significant differences between the Company's statutory-basis accounting practices and GAAP:

     (a) premiums are earned directly in proportion to the scheduled principal and interest payments rather than in proportion to the total exposure outstanding at any point in time under GAAP;

     (b) policy acquisition costs are charged to current operations as incurred rather than as related premiums are earned under GAAP;

     (c) a contingency reserve is computed on the basis of statutory requirements for the security of all policyholders, regardless of whether loss contingencies actually exist, whereas under GAAP, a reserve is established based on an ultimate estimate of exposure;

     (d) certain assets designated as nonadmitted assets are charged directly against surplus but are reflected as assets under GAAP, if recoverable;

     (e) deferred tax assets are limited to 1) the amount of federal income taxes paid in prior years that can be recovered through loss carry backs for existing temporary differences that reverse by the end of the subsequent calendar year, plus 2) the lesser of the remaining gross deferred tax assets expected to be realized within one year of the balance sheet date or 10% of capital and surplus excluding any net deferred tax assets, EDP equipment and operating software and any net positive goodwill, plus 3) the amount of remaining gross deferred tax assets that can be offset against existing gross deferred tax liabilities. The remaining deferred tax assets are non-admitted. Deferred taxes do not include amounts for state income taxes. Under GAAP, state income taxes are included in the computation of deferred taxes, a deferred tax asset is recorded for the amount of gross deferred tax assets expected to be realized in future years, and a valuation allowance is established for deferred tax assets not realizable.

     (f) purchases of tax and loss bonds are reflected as admitted assets; while under GAAP they are recorded as federal income tax payments;

     (g) all fixed income investments are carried at amortized cost rather than at fair value for securities classified as available-for-sale under GAAP;

     (h) profit commissions are recognized as received while under GAAP management's best estimate of the Company's ultimate recoverable is accrued; and

     (i) case reserves are discounted at the average investment portfolio yield for statutory purposes and at the risk-free rate under GAAP.

Statutory-basis surplus of the Company at December 31, 2003 and 2002 was $1,153,500 and $977,573, respectively. Statutory-basis net income (loss) for the period from December 18, 2003 through December 31, 2003, from January 1, 2003 through December 17, 2003 and for the years ended December 31, 2002 and 2001 was ($1,669), $180,091, $205,476 and $206,893, respectively.

5. Investments

Investments in fixed maturity securities carried at fair value of $3,900 as of December 31, 2003 and 2002 were on deposit with various regulatory authorities as required by law.

The amortized cost and fair values of investments in fixed maturity securities classified as available-for-sale are as follows:

                                                                                Successor
                                              -------------------------------------------------------------------------------
                                                                  Gross Unrealized          Gross
                                                Amortized Cost         Gains          Unrealized Losses       Fair Value
                                              -------------------------------------------------------------------------------
At December 31, 2003:
   Obligations of states and political
      subdivisions                              $     2,363,870       $   3,098          $     538          $    2,366,430
   Asset and mortgage backed                            245,394             630                394                 245,630
   U.S. Treasury securities and obligations
      of U.S. Government corporations and
      agencies                                            4,280               -                 35                   4,245
   Debt securities issued by foreign
      governments                                        44,405             737                  -                  45,142
Preferred stock                                          30,510              14                 49                  30,475
                                              -------------------------------------------------------------------------------
Total                                           $     2,688,459       $   4,479          $   1,016          $    2,691,922
                                              ===============================================================================

                                                                               Predecessor
                                              -------------------------------------------------------------------------------
                                                                       Gross                Gross
                                                  Amortized          Unrealized          Unrealized
                                                     Cost              Gains               Losses             Fair Value
                                              -------------------------------------------------------------------------------
At December 31, 2002:
   Obligations of states and political
      subdivisions                              $     2,141,391     $    73,155         $    4,586         $     2,209,960
   Asset and mortgage backed                            525,607          10,900                 63                 536,444
   U.S. Treasury securities and obligations
      of U.S. Government corporations and
      agencies                                            3,365             833                  -                   4,198
   Debt securities issued by foreign
      governments                                        43,653           1,127                  -                  44,780
Preferred stock                                          30,598               7                515                  30,090
                                              -------------------------------------------------------------------------------
Total                                           $     2,744,614     $    86,022         $    5,164         $     2,825,472
                                              ===============================================================================

The following table shows gross unrealized losses and fair value of fixed maturity securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003:

                                                                                 Successor
                                         -------------------------------------------------------------------------------------------
                                              Less Than 12 Months             12 Months or More                   Total
                                         -------------------------------------------------------------------------------------------
                                                          Unrealized                     Unrealized                    Unrealized
                                           Fair Value       Losses        Fair Value       Losses        Fair Value      Losses
                                         -------------------------------------------------------------------------------------------
Obligations of states and political
   subdivisions                             $   786,381     $    538         $  -           $  -        $     786,381     $    538
Asset and mortgage backed                       209,032          394            -              -              209,032          294
U.S. Treasury securities and obligations
   of U.S. government corporations and
   agencies                                       4,245           35            -              -                4,245           35
Preferred stock                                  13,450           49            -              -               13,450           49
                                         -------------------------------------------------------------------------------------------
Total temporarily impaired securities     $   1,013,108     $  1,016         $  -           $  -        $   1,013,108     $  1,016
                                         ===========================================================================================


The amortized cost and fair values of investments in fixed maturity securities, available-for-sale at December 31, 2003, by contractual maturity date, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                       Successor
                                                                     -----------------------------------------------
                                                                           Amortized                 Fair
                                                                              Cost                   Value
                                                                     -----------------------------------------------
Due one year later or less                                              $         19,538       $         19,803
Due after one year through five years                                             53,164                 53,539
Due after five years through ten years                                         1,050,670              1,052,355
After ten years                                                                1,565,087              1,566,225
                                                                     -----------------------------------------------
Total                                                                   $      2,688,459       $      2,691,922
                                                                     ===============================================

For the period from December 18, 2003 through December 31, 2003, January 1, 2003 through December 17, 2003 and the years ended December 31, 2002 and 2001, proceeds from sales of available-for-sale securities were $1,780, $1,023,378, $2,155,829, and $2,106,761, respectively. For the period from January 1, 2003 through December 17, 2003 and the years ended December 31, 2002 and 2001, gross gains of $31,700, $68,600 and $78,400 respectively, and gross losses of $200, $100 and $1,400, respectively, were realized on such sales.

Net investment income of the Company is derived from the following sources:

                                                             Successor                          Predecessor
                                                         ------------------- --------------------------------------------------
                                                            Period from          Period from
                                                              December             January
                                                              18, 2003             1, 2003
                                                               through              through         Year ended December 31
                                                              December             December     -------------------------------
                                                              31, 2003             17, 2003             2002         2001
                                                         ----------------------------------------------------------------------
Income from fixed maturity securities                      $      4,294      $     111,075      $    113,108    $     120,162
Income from short-term investments                                   12              2,326             7,485            5,838
                                                      -------------------------------------------------------------------------
Total investment income                                           4,306            113,401           120,593          126,000
Investment expenses                                                 (37)              (782)             (998)          (1,008)
                                                      -------------------------------------------------------------------------
Net investment income                                      $      4,269      $     112,619      $    119,595    $     124,992
                                                      =========================================================================

As of December 31, 2003, the Company did not have more than 3% of its investment portfolio concentrated in a single issuer or industry; however, the Company had the following investment concentrations by state:

                                                    Fair Value
                                                -------------------

                New York                           $      258,356
                Florida                                   222,205
                Texas                                     212,768
                New Jersey                                164,427
                Illinois                                  142,017
                California                                128,059
                Michigan                                  107,879
                Pennsylvania                              100,434
                Maryland                                   98,411
                Ohio                                       80,416
                                                -------------------
                                                        1,514,972
                All other states                          871,259
                All other investments                     320,068
                                                -------------------
                                                -------------------
                                                 $      2,706,299
                                                ===================

6. Income Taxes

For the period ending on the closing date of the Transaction, the Company files its federal tax return as part of the consolidated return of GE Capital. Under the tax sharing agreement with GE Capital, tax is allocated to the Company based upon its respective contributions to consolidated net income. For the period subsequent to the closing date of the sale transaction, the Company will become eligible to file its own consolidated federal return.

The Company's effective federal income tax rate is less than the corporate tax rate on ordinary income of 35%, primarily due to tax-exempt interest on municipal investments.

The following is a reconciliation of federal income taxes computed at the statutory rate and the provision for federal income taxes:

                                                             Successor                          Predecessor
                                                         ------------------- --------------------------------------------------
                                                            Period from          Period from
                                                              December             January
                                                              18, 2003             1, 2003
                                                               through              through         Year ended December 31
                                                              December             December     -------------------------------
                                                              31, 2003             17, 2003             2002         2001
                                                         ----------------------------------------------------------------------
    Income taxes computed on income before                $     2,785         $    85,928        $   102,691    $     98,292
       provision for Federal income taxes, at the
       statutory rate
    Tax effect of:
       Tax-exempt interest                                       (979)            (26,112)           (26,788)        (32,730)
       Other, net                                                 (42)             (7,548)               (85)              4
                                                         ----------------------------------------------------------------------
    Provision for income taxes                            $     1,764         $    54,160        $    75,818    $     65,566
                                                         ======================================================================


The tax effects of temporary differences that give rise to significant portions of the net deferred tax liability at December 31, 2003 and 2002 are presented below:

                                                                                Successor           Predecessor
                                                                          -------------------- --------------------
                                                                                   2003                 2002
                                                                          -----------------------------------------
Deferred tax assets:
   Loss and loss adjustment expense reserves                                   $     6,026        $      7,495
   AMT credit carryforward                                                             276                   -
   Property and equipment                                                                -                 656
   Foreign currency                                                                      -               1,470
   Deferred compensation                                                               221                 319
   Premium revenue recognition                                                       1,129                   -
   Capital lease                                                                     2,444                   -
   Net operating loss                                                                4,690                   -
   Other                                                                               426                 934
                                                                          -----------------------------------------
Total gross deferred tax assets                                                     15,212              10,874
                                                                          -----------------------------------------

Deferred tax liabilities:
   Unrealized gains on fixed maturity securities,
     available-for-sale                                                             29,462              28,123
   Deferred acquisition costs                                                        1,022              24,973
   Premium revenue recognition                                                           -              45,640
   Profit commission                                                                 2,108               2,671
   Foreign currency                                                                    916                   -
   Other                                                                               566                  62
                                                                          -----------------------------------------
Total gross deferred tax liabilities                                                34,074             101,469
                                                                          -----------------------------------------
Net deferred tax liability                                                     $    18,862        $     90,595
                                                                          =========================================

The Company's net operating loss carry forwards of $13,400 expire in 2023. Based upon the level of historical taxable income, projections of future taxable income over the periods in which the deferred tax assets are deductible and the estimated reversal of future taxable temporary differences, the Company believes it is more likely than not that it will realize the benefits of these deductible differences and has not established a valuation allowance at December 31, 2003 and 2002.

Total federal income tax payments during the period from December 18, 2003 through December 31, 2003, from January 1, 2003 through December 17, 2003 and for the years ended December 31, 2002 and 2001 were $0, $156,800, $77,500 and $38,300, respectively.

7. Reinsurance

Reinsurance is the commitment by one insurance company (the reinsurer) to reimburse another insurance company (the ceding company) for a specified portion of the insurance risks under policies insured by the ceding company in consideration for a portion of the related premiums received. The ceding company typically will receive a ceding commission from the reinsurer to cover costs of producing business.

The Company uses reinsurance to increase its capacity to write insurance for obligations of large, frequent issuers, to meet internal, rating agency or regulatory single risk limits, to diversify risk and to reduce capital needs. The Company currently arranges reinsurance on only a facultative (transaction by transaction) basis. Prior to 2003, the Company also had treaty reinsurance agreements that provided coverage for a specified portion of the exposure under all qualifying policies issued during the term of the treaty.

The Company seeks to place reinsurance with financially strong reinsurance companies since, as a primary insurer, the Company is required to fulfill all its obligations to policyholders even in cases where reinsurers fail to perform their obligations under the various reinsurance agreements. The Company regularly monitors the financial condition of its reinsurers. Under most of the Company's reinsurance agreements, the Company has the right to reassume all the exposure ceded to a reinsurer (and receive all the remaining unearned premiums ceded) in the event of a significant ratings downgrade of the reinsurer or the occurrence of certain other special cancellation events. In certain of these cases, the Company also has the right to impose additional ceding commissions.

In recent years, a number of the Company's reinsurers have been downgraded by the rating agencies, thereby reducing the financial benefits of using reinsurance under the rating agency capital adequacy models because the Company must allocate additional capital to the related reinsured exposure. The Company still receives statutory credit for this reinsurance. In connection with such a downgrade, the Company reassumed $6,300, $14,300, $2,600 and $3,200, of ceded premiums for the period from December 18, 2003 through December 31, 2003, from January 1, 2003 through December 17, 2003 and for the years ended December 31, 2002 and 2001, respectively, from the reinsurers.

The Company holds collateral under reinsurance agreements in the form of letters of credit and trust agreements in various amounts with various reinsurers totaling $53,200 at December 31, 2003 that can be drawn on in the event of default by the reinsurer.

The effect of reinsurance on the balances recorded in the consolidated statements of income is as follows:

                                                             Successor                          Predecessor
                                                         ------------------- --------------------------------------------------
                                                            Period from          Period from
                                                              December             January
                                                              18, 2003             1, 2003
                                                               through              through         Year ended December 31
                                                              December             December     -------------------------------
                                                              31, 2003             17, 2003             2002         2001
                                                         ----------------------------------------------------------------------

    Net premiums earned                                   $    1,236            $   20,300        $    27,000     $   20,600
    Loss and loss adjustment expenses                     $        -            $    1,700        $       800     $      700


                     8. LOSS AND LOSS ADJUSTMENT EXPENSES

Activity in the reserve for loss and loss adjustment expenses is summarized as follows:

                                                  Successor                          Predecessor
                                              ------------------- ---------------------------------------------------
                                                 Period from          Period from
                                                   December             January
                                                   18, 2003             1, 2003
                                                    through              through         Year ended December 31
                                                   December             December     --------------------------------
                                                   31, 2003             17, 2003             2002         2001
                                              -----------------------------------------------------------------------

    Balance at beginning of period             $      40,224        $     47,868       $    48,855    $   46,707
    Less reinsurance recoverable                      (8,085)             (8,371)           (9,640)       (8,956)
                                              -----------------------------------------------------------------------
    Net balance                                       32,166              39,497            39,215        37,751
                                              -----------------------------------------------------------------------
    Incurred related to:
       Current period                                      -               5,000             5,074             -
       Prior periods                                     236              (8,337)            3,127         1,752
       Watchlist reserves                                  -              (3,420)           (7,700)            -
                                              -----------------------------------------------------------------------
    Total incurred                                       236              (6,757)              501         1,752
                                              -----------------------------------------------------------------------

    Paid related to:
       Current period                                      -                   -                 -             -
       Prior periods                                       -                (574)             (219)         (288)
                                              -----------------------------------------------------------------------
    Total paid                                             -                (574)             (219)         (288)
                                              -----------------------------------------------------------------------

    Net balance                                       32,402              32,166            39,497        39,215
    Plus reinsurance recoverable                       8,065               8,085             8,371         9,640
                                              -----------------------------------------------------------------------
    Balance at end of period                   $      40,467        $     40,204       $    47,868    $   48,855
                                              =======================================================================

During the period from January 1, 2003 through December 17, 2003, the overall decrease in case reserves was driven by a reduction in reserves previously established on several structured finance transactions of one particular issuer. Certain transactions related to the issuer were identified as potential problem credits in 2001 and 2000 and case reserves were established during those years. In 2002, there was further adverse development on such transactions and a determination was made by management that several other transactions related to that issuer also required case reserves.

9. Related Party Transactions

The Company had various agreements with subsidiaries of General Electric Company and GE Capital. These business transactions included certain payroll and office expenses, investment fees pertaining to the management of the Company's investment portfolio and telecommunication service charges. Approximately $1,600, $2,200 and $1,200 in expenses were incurred in the period from January 1, 2003 through December 17, 2003 and for the years ended December 31, 2002 and 2001, respectively, related to such transactions and are reflected in the accompanying consolidated financial statements.

As part of the Transaction, the Company entered into a transitional services agreement with GE Capital to provide certain administrative and support services in exchange for certain scheduled fees during the 12 months following the date of the agreement. Investment management services continue to be provided by GE Capital. The Company plans to transfer investment management services by the end of the first quarter of 2004 to Blackrock Financial Management, Inc. and Wellington Management Company, LLP.

In connection with the Transaction, the Company entered into a capital lease agreement with a subsidiary of GE Capital. The lease agreement covers leasehold improvements made to the Company's headquarters as well as furniture and fixtures, computer hardware and software used by the Company (see Note
13).

In connection with the Transaction, the Company entered into the $300,000 Soft Capital Facility with GE Capital as lender and administrative agent. The Soft Capital Facility, which replaced the capital support facility that the Company previously had with GE Capital, has an initial term of eight years. The commitment of GE Capital or any other lender which GE Capital may syndicate to under the Soft Capital Facility can be extended for one-year terms at the request of the Company and with the consent of such lender. During the term of the Soft Capital Facility, the Company may borrow thereunder if the cumulative losses (net of reinsurance and net of recoveries) it incurs with regard to its public finance insured portfolio exceed certain predetermined amounts, which amount initially is the greater of $500,000 and 3.6% of the Company's average annual debt service on its public finance insured portfolio and escalates each year during the term of the Soft Capital Facility. The amount that the Company may borrow at any given time cannot exceed the lesser of such excess cumulative loss and the unutilized commitments of the lender under the Soft Capital Facility. Any repayment of amounts drawn under the Soft Capital Facility is limited primarily to the amount of any recoveries of losses related to policy obligations in the covered public finance insured portfolio. No amounts are currently outstanding under this facility. The Soft Capital Facility replaced a prior agreement with GE Capital which was cancelled on the date of the Transaction. Under the terms of an agreement dated May 14, 1993 and renewed through December 17, 2003, GE Capital had agreed to purchase common shares up to an aggregate fair value of $300,000 in the event that a rating downgrade of the Company and its subsidiary, FGIC, are imminent. In exchange for this commitment, the Company paid an annual commitment fee of 0.60% of the then outstanding commitment at each quarter end.

As part of the Transaction, GE Capital and the Company entered into a reimbursement agreement, which covers losses incurred in excess of $5,000 related to several structured finance transactions of one particular issuer. The agreement is subject to a maximum of $25,000.

The Company also insured certain nonmunicipal issues with GE Capital involvement as sponsor of the insured securitization and/or servicer of the underlying assets. For some of these issues, GE Capital also provides first loss protection in the event of default. Gross premiums written on these issues amounted to $20 for the period from January 1, 2003 through December 18, 2003, $50 in 2002 and $100 in 2001. As of December 31, 2003, par
outstanding on these deals before reinsurance was $35,000.

The Company insures bond issues and securities in trusts that were sponsored by affiliates of GE (approximately 1% of gross premiums written) in 2003, 2002 and 2001.

As of December 31, 2003, receivable from related parties of $9,759 are due from GE Capital and its affiliates for prepaid taxes.

10. Compensation Plans

Officers and other key employees of the Company participate in the incentive compensation and deferred compensation plans. Expenses incurred by the Company under compensation plans and bonuses amounted to $3,996, $10,087, $3,800 and $2,700 for the period from December 18, 2003 through December 31, 2003, the period from January 1, 2003 through December 17, 2003 and the years ended December 31, 2002 and 2001, respectively and are reflected in the accompanying financial statements. The increase in 2003 is driven by transaction related costs which include retention bonuses and sign-on bonuses to new hires post-acquisition.

11. Dividends

Under New York insurance law, the Company may pay a dividend to FGIC Corporation only from earned surplus subject to the following limitations: (a) statutory surplus after such dividend may not be less than the minimum required paid-in capital, which was $72,500 in 2003 and 2002, and (b) dividends may not exceed the lesser of 10% of its surplus or 100% of adjusted net investment income, as defined by New York insurance law, for the twelve-month period ended on the preceding December 31, without the prior approval of the New York State Superintendent of Insurance. In connection with the Transaction, FGIC Corporation agreed that no dividends will be paid by the Company until December 18, 2005, without prior approval of the New York State Insurance Department.

During the period from January 1, 2003 through December 17, 2003 and for the years ended December 31, 2002 and 2001, the Company declared and paid dividends to FGIC Corporation of $284,300, $100,000 and $200,000, respectively. The $284,300 and $200,000 in dividends declared in 2003 and 2001, respectively, were approved by the New York State Superintendent of Insurance as extraordinary dividends.

                           12. FINANCIAL INSTRUMENTS

(a)  Fair Value of Financial Instruments

     The following methods and assumptions were used by the Company in estimating fair values of financial instruments:

          Fixed Maturity Securities: Fair values for fixed maturity securities are based on quoted market prices, if available. If a quoted market price is not available, fair values are estimated using quoted market prices for similar securities. Fair value disclosure for fixed maturity securities are included in the consolidated balance sheets and in note 5.

          Short-Term Investments: Short-term investments are carried at cost, which approximates fair value.

          Cash, Accrued Investment Income, Prepaid Expenses and Other Assets, Receivable from Related Parties, Ceded Reinsurance Balances Payable, Accounts Payable and Accrued Expenses and Payable for Securities
          Purchased: The carrying amounts of these items approximate their fair values.

     The estimated fair values of the Company's financial instruments at December 31, 2003 and 2002 are as follows:


                                                      Successor                       Predecessor
                                          -------------------------------- ----------------------------------
                                                        2003                             2002
                                          -------------------------------------------------------------------
                                                                Fair                             Fair
                                            Carrying Amount     Value        Carrying Amount     Value
                                          -------------------------------------------------------------------
Financial assets:
   Cash:
     On hand and in-demand accounts         $      85,628   $      85,628    $       7,260   $       7,260
     Short-term investments                        14,377          14,377           43,144          43,144
     Fixed maturity securities                  2,691,922       2,691,922        2,825,472       2,825,472


          Financial Guaranties: The carrying value of the Company's financial guaranties is represented by the unearned premium reserve, net of deferred acquisition costs, loss and loss adjustment expense reserves and prepaid reinsurance premiums. Estimated fair values of these guaranties are based on an estimate of the balance that is necessary to bring the future returns for the Company's embedded book of business to a market return. The estimated fair values of such financial guaranties is $830,881 compared to a carrying value of $824,595 as of December 31, 2003 and is $581,764 compared to a carrying value of $521,721 as of December 31, 2002.

          As of December 31, 2003 and 2002, the net present value of future installment premiums was $111,200 and $100,200, respectively, discounted at 5% at December 31, 2003 and 2002.

(b)  Concentrations of Credit Risk

     The Company considers its role in providing insurance to be credit enhancement rather than credit substitution. The Company insures only those securities that, in its judgment, are of investment grade quality. The Company has established and maintains its own underwriting standards that are based on those aspects of credit that the Company deems important for the particular category of obligations considered for insurance. Credit criteria include economic and social trends, debt management, financial management and legal and administrative factors, the adequacy of anticipated cash flows, including the historical and expected performance of assets pledged for payment of securities under varying economic scenarios and underlying levels of protection such as insurance or over-collateralization.

     In connection with underwriting new issues, the Company sometimes requires, as a condition to insuring an issue, that collateral be pledged or, in some instances, that a third-party guaranty be provided for a term of the obligation insured by a party of acceptable credit quality obligated to make payment prior to any payment by the Company. The types and extent of collateral pledged varies, but may include residential and commercial mortgages, corporate debt, government debt and consumer receivables.

      As of December 31, 2003, the Company's total insured principal exposure to credit loss in the event of default by bond issues was $206,745,000, net of reinsurance of $27,359,000. The Company's insured portfolio as of December 31, 2003 was broadly diversified by geography and bond market sector with no single debt issuer representing more than 1% of the Company's principal exposure outstanding, net of reinsurance.


As of December 31, 2003, the composition of principal exposure by type of issue, net of reinsurance, was as follows:

                                                          Successor
                                                   -------------------------
                                                        Net Principal
                                                         Outstanding
                                                   -------------------------
Municipal:
   General obligation                                 $       103,236,000
   Special revenue                                             85,696,000
   Industrial revenue                                             397,000
   Nonmunicipal                                                17,416,000
                                                   -------------------------
Total                                                 $       206,745,000
                                                   =========================

As of December 31, 2003, the composition of principal exposure ceded to reinsurers was as follows:

                                                           Successor
                                                   ---------------------------
                                                        Ceded Principal
                                                          Outstanding
                                                   ---------------------------
Reinsurer:
   Ace Guaranty Inc.                                   $       9,755,000
   Radian Reinsurance Company                                  6,742,000
   American Re-Insurance Company                               2,876,000
   RAM Reinsurance Company                                     2,443,000
   Other                                                       5,543,000
                                                   ---------------------------
Total                                                  $      27,359,000
                                                   ===========================

           THE COMPANY DID NOT HAVE RECOVERABLES IN EXCESS OF 3% OF
                      EQUITY FROM ANY SINGLE REINSURER.

The Company's gross and net exposure outstanding, which includes principal and interest, was $392,200,000 and $343,400,000, respectively, as of December 31, 2003.

The Company is authorized to do business in 50 states, the District of Columbia, and in the United Kingdom. Principal exposure outstanding at December 31, 2003 by state, net of reinsurance, was as follows:

                                                      Successor
                                              --------------------------
                                                    Net Principal
                                                     Outstanding
                                              --------------------------

            California                           $        24,821,600
            New York                                      18,630,900
            Pennsylvania                                  15,992,600
            Florida                                       14,975,600
            Illinois                                      13,933,900
            Texas                                         10,556,500
            New Jersey                                     9,428,500
            Michigan                                       7,834,900
            Ohio                                           5,945,700
            Washington                                     5,928,100
                                              --------------------------
            Subtotal                                     128,048,300
            Other states                                  64,480,100
            Mortgage and asset backed                     14,047,800
            International                                    168,600
                                              --------------------------
            Total                                $       206,744,800
                                              ==========================

                                13. COMMITMENTS

The Company leases office space under an operating lease agreement. Rent expense under the operating lease for the period from December 18, 2003 through December 31, 2003, from January 1, 2003 through December 17, 2003 and for the years ended December 31, 2002 and 2001 was $90, $3,210, $4,300 and $2,200, respectively.

                                                              Amount
                                                        -----------------
              Year:
              2004                                         $    1,910
              2005                                              1,983
              2006                                              2,085
              2007                                              2,085
              2008                                              1,216
                                                        -----------------
           Total minimum future rental payments            $    9,279
                                                        =================

In connection with the transaction, the Company entered into a capital lease with a related party, covering leasehold improvements and computer equipment to be used at its home office. At the lease termination date of June 30, 2009, the Company will own the leased equipment. Future payments associated with this lease are as follows:

                                                          Successor
                                                        ---------------
                                                            Amount
                                                        ---------------
          Year ending December 31:
              2004                                          $1,750
              2005                                           1,646
              2006                                           1,570
              2007                                           1,545
              2008                                           1,390
          Thereafter                                           265
                                                        ---------------
          Total                                              8,166
          Less: interest                                     1,184
                                                        ---------------
          Present value of minimum lease payments           $6,982
                                                        ===============

14. Comprehensive Income

Accumulated other comprehensive income (loss) of the Company consists of net unrealized gains on investment securities and foreign currency transaction adjustments.

The components of other comprehensive income for the period from December 18, 2003 through December 31, 2003, period from January 1, 2003 through December 17, 2003 and the years ended December 31, 2002 and 2001 or as follows:

                                                                                                      Successor
                                                                                   -------------------------------------------------
                                                                                              Period from December 18, 2003
                                                                                                though December 31, 2003
                                                                                   -------------------------------------------------
                                                                                       Before                           Net of
                                                                                        Tax                              Tax
                                                                                       Amount            Tax            Amount
                                                                                   -------------------------------------------------
Unrealized holding gains arising during the period                                    $   3,168       $  (1,109)      $    2,059
Less reclassification adjustment for gains realized in net income                             -               -                -
                                                                                   -------------------------------------------------
Unrealized gains on investments                                                           3,168          (1,109)           2,059
Foreign currency translation adjustment                                                       -               -                -
                                                                                   -------------------------------------------------
Total other comprehensive income                                                      $   3,168       $  (1,109)      $    2,059
                                                                                   =================================================


                                                                                                      Predecessor
                                                                                   -------------------------------------------------
                                                                                              Period from January 1, 2003
                                                                                               through December 17, 2003
                                                                                   -------------------------------------------------
                                                                                       Before            Tax             Net of
                                                                                        Tax                               Tax
                                                                                       Amount                            Amount
                                                                                   -------------------------------------------------

Unrealized holding gains arising during the period                                   $    30,853     $   (10,799)     $   20,054
Less reclassification adjustment for gains realized in net income                        (31,506)         11,027         (20,479)
                                                                                   -------------------------------------------------
Unrealized gains on investments                                                             (653)            229            (424)
Foreign currency translation adjustment                                                    6,565          (2,298)          4,267
                                                                                   -------------------------------------------------
Total other comprehensive income                                                     $     5,912    $     (2,069)     $    3,843
                                                                                   =================================================

                                                                                                   Predecessor
                                                                                --------------------------------------------------
                                                                                                      2002
                                                                                --------------------------------------------------
                                                                                    Before                            Net of
                                                                                      Tax                              Tax
                                                                                    Amount             Tax            Amount
                                                                                --------------------------------------------------
Unrealized holding gains arising during the period                                $    171,797    $    (60,129)    $    111,668
Less reclassification adjustment for gains realized in net income                     (68,546)          23,991          (44,555)
                                                                                --------------------------------------------------
Unrealized gains on investments                                                       103,251          (36,138)          67,113
Foreign currency translation adjustment                                                (4,127)           1,445           (2,682)
                                                                                --------------------------------------------------
Total other comprehensive income                                                  $     99,124    $    (34,723)    $     64,431
                                                                                ==================================================

                                                                                                   Predecessor
                                                                                ---------------------------------------------------
                                                                                                       2001
                                                                                ---------------------------------------------------
                                                                                    Before                             Net of
                                                                                      Tax                               Tax
                                                                                    Amount              Tax            Amount
                                                                                ---------------------------------------------------

Unrealized holding gains arising during the period                                $     20,213    $      (7,075)    $     13,138
Less reclassification adjustment for gains realized in net income                      (77,043)          26,965          (50,078)
                                                                                ---------------------------------------------------
Unrealized losses on investments                                                       (56,830)          19,890          (36,940)
Foreign currency translation adjustment                                                 (1,711)             599           (1,112)
                                                                                ---------------------------------------------------
Total other comprehensive loss                                                    $    (58,541)   $      20,489     $    (38,952)
                                                                                ===================================================